Exhibit 10.25

EXECUTION COPY

[Published CUSIP Number: ____]

U.S. $350,000,000

BRIDGE LOAN AGREEMENT

Dated as of December 1, 2006

among

IPSCO Finance GP,
as Borrower,

IPSCO Inc.,
as Parent,

The Guarantors Party Hereto,

BANK OF AMERICA, N.A. (CANADA BRANCH),

as Administrative Agent,

and

The Other Lenders Party Hereto

BANC OF AMERICA SECURITIES LLC and J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers and Joint Bookrunning Managers

TABLE OF CONTENTS

Section

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power; Compliance with Laws	33
5.02	Authorization; No Contravention	33
5.03	Governmental Authorization; Other Consents	33
5.04	Binding Effect	34
5.05	Financial Statements; No Material Adverse Effect	34
5.06	Litigation	34
5.07	Ownership of Property	34
5.08	Environmental Compliance	34
5.09	Insurance	35
5.10	Taxes	35
5.11	Pension Legislation Compliance	35
5.12	Subsidiaries; Equity Interests; Loan Parties	36
5.13	Margin Regulations; Investment Company Act	36
5.14	Disclosure	36

	ARTICLE VI
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	37
6.02	Certificates; Other Information	37
6.03	Notices	39
6.04	Payment of Taxes	39
6.05	Preservation of Existence, Etc.	39
6.06	Maintenance of Insurance	39
6.07	Compliance with Laws	39
6.08	Books and Records	40
6.09	Inspection Rights	40
6.10	Use of Proceeds	40
6.11	Covenant to Guarantee Obligations	40
6.12	Compliance with Environmental Laws	40

	ARTICLE VII
	NEGATIVE COVENANTS

7.01	Liens	41
7.02	Indebtedness	43
7.03	Investments	44
7.04	Fundamental Changes	46
7.05	Dispositions	47
7.06	Restricted Payments	48
7.07	Change in Nature of Business	49
7.08	Transactions with Affiliates	49
7.09	Burdensome Agreements.	49
7.10	Use of Proceeds	49

7.11	Financial Covenants	49

	ARTICLE VIII
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	50
8.02	Remedies upon Event of Default	52
8.03	Application of Funds	52

	ARTICLE IX
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	53
9.02	Rights as a Lender	53
9.03	Exculpatory Provisions	53
9.04	Reliance by Administrative Agent	54
9.05	Delegation of Duties	54
9.06	Resignation of Administrative Agent	54
9.07	Non-Reliance on Administrative Agent and Other Lenders	55
9.08	No Other Duties, Etc.	55
9.09	Guaranty Matters	55

	ARTICLE X
	CONTINUING GUARANTY

10.01	Parent Guaranty	55
10.02	Rights of Lenders	56
10.03	Certain Waivers	56
10.04	Obligations Independent	57
10.05	Subrogation	57
10.06	Termination; Reinstatement	57
10.07	Stay of Acceleration	57
10.08	Condition of Borrower	57

	ARTICLE XI
	MISCELLANEOUS

11.01	Amendments, Etc.	58
11.02	Notices and Other Communications; Facsimile Copies	58
11.03	No Waiver; Cumulative Remedies	60
11.04	Expenses; Indemnity; Damage Waiver	60
11.05	Payments Set Aside	62
11.06	Successors and Assigns	62
11.07	Treatment of Certain Information; Confidentiality	65
11.08	Right of Setoff.	66
11.09	Interest Rate Limitation	66
11.10	Counterparts; Integration; Effectiveness	67
11.11	Survival of Representations and Warranties	67

11.12	Severability	67
11.13	Replacement of Lenders	67
11.14	GOVERNING LAW; JURISDICTION; ETC.	68
11.15	WAIVER OF JURY TRIAL	68
11.16	No Advisory or Fiduciary Responsibility	69
11.17	USA PATRIOT Act Notice	69
11.18	Time of the Essence	70
11.19	Judgment Currency	70
11.20	ENTIRE AGREEMENT	70

SCHEDULES

2.01	Commitments
5.01	Loan Parties
5.03	Certain Authorizations
5.06	Litigation
5.08	Environmental Matters
5.12	Subsidiaries
7.02	Outstanding Debt
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty
F-1	Opinion Matters — U.S. Counsel to Loan Parties
F-2	Opinion Matters — Canadian Counsel to Loan Parties
F-3	Opinion Matters — General Counsel to the Parent

v

CREDIT AGREEMENT

This BRIDGE LOAN AGREEMENT (“Agreement”) is entered into as of December 1, 2006 among IPSCO INC., a public Canadian corporation (the “Parent”), IPSCO Finance GP, a Delaware general partnership, as borrower (the “Borrower”), the Guarantors (as hereinafter defined), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent.

PRELIMINARY STATEMENTS:

Pursuant to the agreement and plan of merger dated as of September 10, 2006 (as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted hereunder, the “Merger Agreement”) among the Parent, PI Acquisition Company, a Kentucky corporation (“Merger Subsidiary”) and NS Group, Inc., a Kentucky corporation (“Target”), Merger Subsidiary will merge (the “Merger”) with Target, with Target as the surviving entity.

The Borrower has requested that concurrently with the consummation of the Merger, the Lenders lend to the Borrower up to U.S. $350,000,000 under the Facility (as hereinafter defined), the proceeds of which shall be used to finance the Merger and to refinance certain Indebtedness, including refinancing or replacing outstanding letters of credit, of the Parent and Target and to pay transaction fees and expenses.

The Lenders have indicated their willingness to lend such amounts on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01         Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Bank of America, in its capacity as administrative agent under any of the Loan Documents, acting through its Canada Branch, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s addresses and, as appropriate, accounts as set forth on Schedule 11.02, or such other addresses or accounts as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by (a) on or prior to the Closing Date, such Lender’s Commitment at such time and (b) thereafter, the principal amount of such Lender’s Loans at such time.  The initial Applicable Percentage of each Lender in respect of the Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating (S&P/Moody’s)		Margin for Eurodollar Rate Loans	Margin for U.S. Base Rate Loans
1	≥ BBB / Baa2		0.625%	0.000%
2	BBB- / Baa	3	0.750%	0.000%
3	BB+ / Ba	1	0.875%	0.000%
4	BB / Ba2		1.250%	0.250%
5	< BB / Ba2		1.750%	0.750%

Initially, the Applicable Rate shall be determined based upon the Debt Rating in effect on the Closing Date.  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity, or an Affiliate of an entity, that administers or manages a Lender.

“Arrangers” means Banc of America Securities LLC and J.P. Morgan Securities Inc., in their capacities as joint lead arrangers and joint bookrunning managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Off-Balance Sheet Liabilities of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of the Parent and its Subsidiaries for the fiscal year ended December 31, 2005, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Parent and its Subsidiaries, including the notes thereto.

“Benefit Plan” means a Canadian Pension Plan or benefit plan which is currently or hereafter sponsored, maintained or contributed to by any Loan Party with respect to any employee or former employee of any Loan Party in relation to such Person’s period of employment in Canada and includes any Canadian Benefit Plan.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means the borrowing on the Closing Date consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and in Toronto, Canada; provided that, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Canadian Benefit Plan” means any plan, fund, program or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Loan Party has any liability with respect to any employee or former employee in relation to such Person’s period of employment in Canada, but excluding any Canadian Pension Plan.

“Canadian Pension Plan” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by any Loan Party for its employees or former employees in relation to such persons’ period of employment in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.

“Canadian Pension Plan Event” means either (a) the termination in whole or in part of a Canadian Pension Plan with a defined benefit provision, (b) the cessation of participation of the Parent (or any Affiliate with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a multi-employer pension plan (within the meaning of applicable pension standards legislation), for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (c) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan or (d) the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring the Parent or any Affiliate to take or refrain from taking any action in respect of a Canadian Pension Plan.

“Canadian Resident” means, at any time, a Person who at that time is (a) not a non-resident of Canada for purposes of the Tax Act; (b) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Tax Act in respect of all amounts payable to such Person pursuant to any Loans or Letters of Credit, as the case may be; (c) a Canadian partnership, within the meaning of that term for the purposes of paragraph 212(13.1)(b) of the Tax Act; or (d) not liable for withholding tax pursuant to Part XIII of the Tax Act in respect of all amounts payable to such Person pursuant to any Loans or Letters of Credit, as the case may be.

“Canadian Securities Laws” means, to the extent applicable to the Parent or any other Loan Party, the legislation specified in National Instrument 14-101(1.1)(3) “Canadian securities legislation”, along with all rules, regulations, policy statements, blanket rulings and orders, directions or other instruments promulgated thereto.

“Canadian Securities Regulators” means those regulators specified in National Instrument 14-101(1.1)(3) “Canadian securities regulatory authorities” having jurisdiction over the Parent or any other Loan Party.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments:

(a)           marketable obligations issued or directly and fully guaranteed or insured by the government of the United States of America or the government of Canada or any agency or instrumentality thereof having maturities of not more than 720 days from the date of acquisition thereof; provided that the full faith and credit of the government of the United States of America or the government of Canada, as applicable, is pledged in support thereof;

(b)           demand and time deposits with, or certificates of deposit or bankers’ acceptances of, any financial institution that (i) (A) is a Lender, (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System or (C) is organized under the federal laws of Canada or is the principal banking subsidiary of a bank holding company organized under the federal laws of Canada, (ii) in the case of any such U.S. financial institution, is assigned at least a “B” rating by Thomson Financial Bank Watch and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(c)           commercial paper issued by any Person organized under the laws of any state of the United States of America or the District of Columbia or under the federal, provincial or territorial laws of Canada or any province thereof and rated at least “Prime-2” (or the then equivalent grade) by Moody’s, at least “A-2” (or the then equivalent grade) by S&P, or at least R-1 (low) by DBRS, in each case with maturities of not more than 360 days from the date of acquisition thereof;

(d)           repurchase obligations with term of not more than ten days for underlying securities of the types described in clause (a) above entered into with any financial institution meeting the specifications in clause (b) above;

(e)           Investments in money market investment programs or other mutual funds the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) through (d) of this definition; and

(f)            Investments permitted under the Investment Policy for Cash Management for the Parent and its Subsidiaries as in effect on the Closing Date or as shall be amended and approved by senior management of the Parent from time to time, and a copy of which shall have been delivered to the Administrative Agent.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(b)           the acquisition by any Person or group of Persons who are “associates” (as such term is defined in the Securities Act (Ontario)), or, who act together in concert for such purpose, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (after taking into account all such securities that such Person or group of Persons has the right to acquire pursuant to any option right); or

(c)           during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent  cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Loan Notice” means a notice of  (a) the Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capitalization” means at any date of determination, the sum of the Consolidated Funded Indebtedness and Consolidated Shareholder’s Equity.

“Consolidated EBITDA” means, at any time with respect to the Parent and its Subsidiaries on a consolidated basis, Consolidated Net Income for the most recently completed four fiscal quarters of the Parent, plus, in each case, without duplication, to the extent deducted in calculating such Consolidated Net Income:

(a)           amounts in respect of non-cash expenses, depreciation and amortization;

(b)           Consolidated Interest Charges;

(c)           Income Tax Expense, whether or not deferred;

and excluding for such period:

(d)           any gain or loss attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business;

(e)           any gain resulting from the write-up of assets or any loss resulting from the write-down of assets;

(f)            all non-cash gains, non-cash losses or other non-cash amounts that were included in such Consolidated Net Income; and

(g)           any gain or loss on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness); and

(h)           any other extraordinary or non-recurring items.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Parent and its Subsidiaries on a consolidated basis, the sum, without duplication, of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes or other similar instruments, (b) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than trade accounts or other accrued obligations payable in the ordinary course of business), (d) Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations, (e) without duplication, all Off-Balance Sheet

Liabilities, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Parent or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership in which the Parent or a Subsidiary is a general partner, except to the extent that such Indebtedness is expressly made non-recourse to the Parent or such Subsidiary.

“Consolidated Indebtedness to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to(b) Consolidated Capitalization as of such date.

“Consolidated Interest Charges” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, without duplication, the sum of (a) all interest, premium and discount amortization, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (b) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by the Parent and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Charges, in each case, for the most recently completed Measurement Period.

“Consolidated Net Income” means, for any period, for the Parent and its Subsidiaries on a consolidated basis, the net income (or losses) of the Parent and its Subsidiaries determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, at any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Consolidated Tangible Assets on that date less: (i) all current liabilities (excluding current payments in respect of long-term Indebtedness and the aggregate outstanding principal amount of the Facility) of the Parent and its Subsidiaries on a consolidated basis and (ii) minority Equity Interests in any non-wholly owned Subsidiaries of the Parent.

“Consolidated Revenue” means, for any period, the consolidated revenue of the Parent and its Subsidiaries for such period determined in accordance with GAAP.

“Consolidated Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Parent and its Subsidiaries as of that date determined in accordance with GAAP.

“Consolidated Total Assets” means, at any date of determination, the total assets of the Parent and its Subsidiaries on a consolidated basis as of that date determined in accordance with GAAP.

“Consolidated Tangible Assets” means, at any date of determination, for the Parent and its Subsidiaries on a consolidated basis, Consolidated Total Assets on that date less, without duplication: (i) the net book value of all licenses, patents, patent applications, copyrights, trademarks, trade or brand names, goodwill, non-compete agreements or organizational expenses and other like intangibles; (ii) unamortized issuance expenses related to Indebtedness; (iii) all reserves for depreciation, obsolescence, depletion and amortization of assets (excluding reserves for assets in clause (i) above); and (iv) all other proper reserves for assets which in accordance with GAAP should be provided in connection with the Parent’s business; in each case, of or by the Parent and its Subsidiaries on a consolidated basis on such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including without limitation, the provisions of the Senior Notes Indenture.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“DBRS” means Dominion Bond Rating Services, and includes any successor rating agency to DBRS, and where reference is made herein to a rating category of DBRS, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Parent’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply; (c) if the Parent has only one Debt Rating, the Pricing Level of such Debt Rating shall apply; and (d) if the Parent does not have any Debt Rating, Pricing Level 4 shall apply.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, Canada or other jurisdictions applicable to the Parent or any Subsidiary from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than the Loans, an interest rate equal to (i) the U.S. Base Rate plus (ii) the Applicable Rate, if any, applicable to U.S. Base Rate Loans plus (iii) 2% per annum; and (b) when used with respect to the Loans, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to the Loans, plus 2% per annum.

“Disclosed Litigation” has the meaning set forth in Section 5.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund;  and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Parent (each such approval not to be unreasonably withheld or delayed and may not be withheld on the basis that the Borrower would be required to make indemnity payments under Section 3.01(c)); provided that notwithstanding the foregoing, “Eligible Assignee” (x) shall not include the Parent or any of the Parent’s Affiliates or

Subsidiaries and (y), except during the continuation of an Event of Default under Section 8.01(a), (b) (as a result of a breach of Section 7.11), (f) or (g), a Person that is not a Canadian Resident other than a U.S. Resident.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or governmental restrictions relating to pollution and the protection of the environment or the release of any hazardous or toxic materials into the environment, including those related to hazardous substances or wastes, air emissions and effluent discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Parent within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a U.S. Pension Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a U.S. Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041(c) or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a U.S. Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any U.S. Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate.

“Eurodollar Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m. (London time), two Business Days prior to the commencement of such Interest Period, for U.S. Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Subsidiary” means (i) any Subsidiary of the Parent organized under the laws of a jurisdiction located outside of Canada or the United States to the extent that the entering into of a Guarantee in respect of the Facility would give rise to material adverse tax consequences, be prohibited or significantly limited by applicable Law (unless, notwithstanding such limitation, such Guarantee can be reasonably provided subject to applicable Law) or where the costs associated therewith would exceed the reasonable benefits afforded to the Lenders thereby, in each case as reasonably determined by the Administrative Agent  and (ii) any Subsidiary that is not a Material Subsidiary; provided that all Excluded Subsidiaries excluded as a Subsidiary pursuant to this clause (ii) shall not represent, in the aggregate, more than 20% of Consolidated Tangible Assets or 20% of Consolidated Revenue, in each case determined as of the end of, or for, as the case may be, the Measurement Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) and Section 6.01(b) and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries as Material Subsidiaries in order to comply with the terms of this proviso.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by such recipient’s overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or Canada or any similar tax imposed by any other jurisdiction in which such recipient is located; (c) with respect to each recipient, taxes that would not have been imposed but for the existence of a present or former connection between such recipient and the jurisdiction imposing such taxes (other than solely as a result of entering into, making or receiving payments under, or enforcing this Agreement or any other Loan Document); and (d) taxes imposed, or any increase thereof, as a result of such recipient failing to comply with Section 3.01(e).

“Existing Credit Agreement” means that certain revolving credit agreement dated as of November 19, 2004, as amended, supplemented or otherwise modified in accordance with its terms, among the Parent, IPSCO Saskatchewan Inc., IPSCO Steel Inc., IPSCO Enterprises Inc., IPSCO Alabama Ltd. and IPSCO Steel (Alabama) Inc. as borrowers, The Toronto-Dominion Bank as agent, the financial institutions as bookmanagers and other agents party thereto and the lenders party thereto.

“Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Commitments at such time and (b) thereafter, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the fee letter agreement, dated November 30, 2006, among the Parent, the Administrative Agent and the Arrangers.

“Foreign Lender” means, with respect to the Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or Canada or any other nation, or of any political subdivision thereof, whether state, territorial, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Granting Lender” has the meaning specified in Section 11.06(h).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 10.01.

“Guarantors” means, collectively, the Parent and the Subsidiary Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, in each case regulated pursuant to any Environmental Law.

“Income Tax Expense” means, on a consolidated basis, for the Parent and its Subsidiaries for any period, without duplication, the aggregate of all taxes paid or payable based on income, capital or business for such period.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)           all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(b)           the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)           all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts or other accrued obligations payable in the ordinary course of business);

(d)           all Attributable Indebtedness;

(e)           indebtedness (excluding prepaid interest thereon) of the type referred to in clauses (a) through (d) above secured by a Lien on property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(f)            all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes”means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any U.S. Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, or, if available to all Lenders under the Facility, one week, nine months or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(a)           any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)           no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or substantially all of the assets of, such Person.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 7.03(c) or (o).

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Loans at such time.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Parent and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property).

“Loan” means an advance made by any Lender under the Facility.

“Loan Documents” means, collectively, (a) this Agreement, (b) each Note, (c) the Parent Guaranty, (d) the Subsidiary Guaranty; and (e) the Fee Letter.

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Marginal Restricted Payment Amount” means, as of any date, 50% (or 100%, in the case of losses) of cumulative Consolidated Net Income accruing from the first day of the first fiscal quarter of the Parent commencing after the Closing Date and ending on the last day of the fiscal quarter of the Parent most recently ended prior to such date, treated as one accounting period, plus Net Cash Proceeds received by the Parent from the issuance of common Equity Interests on or after the Closing Date; provided that, if the Marginal Restricted Payment Amount is a negative number, then the Marginal Restricted Payment Amount shall be deemed to be nil.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business or financial condition of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the aggregate ability of the Loan Parties to perform their payment obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents, taken as a whole.

“Maturity Date” means the date that is 364 days following the Closing Date.

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent having Tangible Assets in excess of 5% of Consolidated Tangible Assets or having Revenue in excess of 5% of Consolidated Revenue, in each case determined as of the end of, or for, as the case may be, the Measurement Period most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.01(a) and Section 6.01(b), and (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Borrower and the Administrative Agent.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Parent; provided that for purposes of determining any applicable amount for the first three full fiscal quarters following the Closing Date, Measurement Period shall mean:  (a) for purposes of determining such amount as at the end of the first full fiscal quarter ending after the Closing Date, such amount for such fiscal quarter multiplied by four; (b) for purposes of determining such amount as at the end of the second full fiscal quarter ending after the Closing Date, such amount for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining such amount as at the end of the third full fiscal quarter ending after the Closing Date, such amount for the three fiscal quarters then ended multiplied by 4/3.

“Merger” has the meaning specified in the Preliminary Statements to this Agreement.

“Merger Agreement” has the meaning specified in the Preliminary Statements to this Agreement.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto, and where reference is made herein to a rating category of Moody’s, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means, (a) means, with respect to the sale or issuance of any Equity Interest by the Parent (but excluding any sale or issuance of Equity Interests in connection with the exercise of any stock options or pursuant to any employee benefit plan and other issuances of Equity Interests aggregating less than $50,000,000 from and after the Closing Date), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Parent in connection therewith, and (b) with respect to the incurrence or issuance of any syndicated bank facility or issuance of debt securities (whether through a registered public offering or a private placement for resale pursuant to Rule 144A), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts, fees and commissions, and other out-of-pocket expenses, incurred by the issuer in connection therewith.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, in substantially the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under or in respect of any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person, any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person in connection with any accounts or notes receivable securitization transaction.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction, including without limitation, articles of continuance); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto that must be filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means IPSCO Inc., a public Canadian corporation.

“Parent Guaranty” means the Guaranty made by the Parent under Article X in favor of the Administrative Agent and the Lenders.

“Participant” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Parent or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Parent as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the aggregate principal amount of the Loans outstanding on such date.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer, controller, secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revenue” means, for any period, the consolidated revenue of a Person and its Subsidiaries for such period determined in accordance with GAAP.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto, and where reference is made herein to a rating category of S&P, such rating category shall include the equivalent corresponding rating category used by any such successor rating agency.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means (i) the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and, in each case, the rules and regulations of the SEC promulgated thereunder, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB, as each of the foregoing may be amended and in effect on any applicable date under this Agreement and (ii) the Canadian Securities Laws.

“Senior Credit Agreement” means the senior credit agreement entered into as of the date hereof among the Parent and certain of its subsidiaries, as borrowers, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the lenders from time to time parties thereto, as the same may be amended from time to time.

“Senior Credit Facilities” means the credit facilities provided for under the terms of the Senior Credit Agreement.

“Senior Notes” means the 8 ¾% senior unsecured notes of the Parent due June 1, 2013 originally issued in an aggregate principal amount of $200,000,000.

“Senior Notes Indenture” means the indenture dated as of June 18, 2003 between the Parent, as issuer and Wells Fargo Bank Minnesota, N.A., as trustee with respect to the Senior Notes, as amended, supplemented or otherwise modified in accordance with its terms, and the first supplemental indenture with respect to the Notes, dated February 13, 2006, as amended, supplemented or otherwise modified in accordance with its terms, along with all other supplemental indentures thereto.

“SPC” has the meaning specified in Section 11.06(h).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Parent listed on Schedule 5.12 that are required to execute the Subsidiary Guaranty and each other Subsidiary of the Parent that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.11.

“Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantors in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tangible Assets” means, at any date of determination, for any Person, Total Assets on that date less, without duplication: (i) the net book value of all licenses, patents, patent applications, copyrights, trademarks, trade or brand names, goodwill, non-compete agreements or organizational expenses and other like intangibles; (ii) unamortized issuance expenses related to Indebtedness; (iii) all reserves for depreciation, obsolescence, depletion and amortization of assets (excluding reserves for assets in clause (i) above); and (iv) all other proper reserves for assets which in accordance with GAAP should be provided in connection with such Person’s business; in each case, of or by the Person and its Subsidiaries on a consolidated basis on such date.

“Target” has the meaning specified in the Preliminary Statements to this Agreement.

“Target Stock” means Equity Interests of the Target.

“Tax Act” means the Income Tax Act (Canada).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means $50,000,000.

“Total Assets” means, at any date of determination, the total assets of a Person and its Subsidiaries on a consolidated basis as of that date determined in accordance with GAAP.

“Transaction” means, collectively, (a) the consummation of the Merger, (b) the entering into by the Loan Parties of the Loan Documents, (c) the refinancing of certain outstanding Indebtedness, including the refinancing or replacement of letters of credit, of the Parent and Target, and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a U.S. Base Rate Loan or Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a U.S. Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that U.S. Pension Plan’s assets, determined in accordance with the assumptions used for funding the U.S. Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unfunded Canadian Pension Liability” means the excess of a Canadian Pension Plan’s going concern liabilities over the value of that Canadian Pension Plan’s assets determined in accordance with the actuarial methods and assumptions consistent with the valuation last filed with the applicable Governmental Authority.

“United States” and “U.S.” mean the United States of America.

“U.S. Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as established from time to time by Bank of America as its “prime rate” for borrowings in Dollars made in Canada.  The

“prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“U.S. Base Rate Loan” means a Loan that bears interest based on the U.S. Base Rate.

“U.S. Dollar”, “Dollar” and “$” mean lawful money of the United States.

“U.S. Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Parent or any ERISA Affiliate or to which the Parent or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“U.S. Resident” means, at any time, a Person who at that time is a resident of the United States for the purposes of the Canada- United States Tax Convention (1980).

1.02         Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)           In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)           Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03         Accounting Terms.  (a)  Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)           Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Parent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Parent shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Parent shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04         Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05         Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

ARTICLE II
THE COMMITMENTS AND LOANS

2.01         The Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single loan in U.S. Dollars to the Borrower on the Closing Date in an amount not to exceed such Lender’s Applicable Percentage of the Facility.  The Borrowing shall consist of Loans made simultaneously by the Lenders in accordance with their respective Applicable Percentage of the Facility.  Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.  Loans may be U.S. Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02         Borrowing, Conversions and Continuations of Loans.  (a)  The Borrowing, each  conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:00 Noon (i) three Business Days prior to the requested date of the Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to U.S. Base Rate Loans, and (ii) on the requested date of any Borrowing of U.S. Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than the 12:00 Noon four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 12:00 Noon, three Business Days before the date of such Borrowing, conversion or continuation requested pursuant to the immediately preceding proviso, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  The Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount to the extent representing the remaining outstanding principal amount under the Facility).  The Borrowing of or conversion to U.S. Base Rate Loans shall be in a principal amount of $500,000  or a whole multiple of $100,000  in excess thereof (or such lesser amount to the extent representing the remaining outstanding principal amount under the Facility).  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting the Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation in respect of a Loan other than a Eurodollar Rate Loan, then the applicable Loans shall be made as, or converted to, U.S. Base Rate Loans.  If the Borrower requests the Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, or if the Borrower fails to give timely notice requesting a conversion or continuation of an outstanding Eurodollar Rate Loan, such Eurodollar Rate Loan shall be made as, or will be continued as, a Eurodollar Rate Loan with an Interest Period of one month.

(b)           Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Facility of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to U.S. Base Rate Loans or continuation as a Eurodollar Rate Loan having an Interest Period of one month, as applicable, described in Section 2.02(a).  In the case of the Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m. (New York time) on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the conditions set forth in Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c)           Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of an Event of Default under Section 8.01(a), (f) or (g), no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)           The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate.  At any time that U.S. Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the U.S. Base Rate promptly following such change.

(e)           After giving effect to the Borrowing, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 10 Interest Periods in effect in respect of the Facility.

2.03         Repayment of Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the outstanding principal amount of all Loans made to the Borrower on the Maturity Date (which amounts shall be reduced as a result of the application of prepayments in accordance with Section 2.04).

2.04     Prepayments of Loans            (a)  Optional.  The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than the 12:00 Noon (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of U.S. Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $2,500,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of U.S. Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment.  If such notice is given, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, in connection with a prepayment of the Facility in whole, such notice may state that such prepayment may be conditioned upon the occurrence or non-occurrence of any event specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment pursuant to this Section 2.04(a) shall be paid to the Lenders in accordance with their respective Applicable Percentage.

(b)       Mandatory.  In the event that the Parent, the Borrower or any of their respective Subsidiaries shall receive Net Cash Proceeds, the Borrower shall, substantially concurrently with the receipt of such Net Cash Proceeds, apply an amount equal to 100% of such Net Cash Proceeds to ratably prepay the outstanding Loans.

2.05         Interest.  (a)  Subject to the provisions of Section 2.05(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each U.S. Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the U.S. Base Rate plus the Applicable Rate.

(b)           (i)            If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)           If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)          Upon the occurrence and during the continuance of a Default under Section 8.01(f) or (g), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)          Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)           Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06         Fees.  The Parent shall pay to the Arrangers for their own respective accounts fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not, except to the extent set forth in the Fee Letter, be refundable for any reason whatsoever.

2.07         Computation of Interest and Fees.  All computations of interest for U.S. Base Rate Loans when the U.S. Base Rate is determined by Bank of America’s “prime rate” or “reference rate”, as applicable, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.08         Evidence of Indebtedness.  The Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent (set forth in the Register) shall control in the absence of manifest error.  Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records.  Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

2.09         Payments Generally; Administrative Agent’s Clawback.  (a)  General.  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in U.S. Dollars and in immediately available funds not later than 2:00 p.m. (New York time) on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Payments by the Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders  the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)           Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for its Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint.  The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c).

(e)           Interest Act (Canada).  Whenever a rate of interest hereunder is calculated on the basis of a period of time other than a calendar year (the “deemed year”), the annual rate of interest to which each rate of interest determined pursuant to such calculation is equivalent for purposes of the Interest Act (Canada) is such rate as so determined by multiplying such rate of interest by the actual number of days in the calendar year of calculation and dividing it by the number of days in the deemed year.

(f)            Nominal Rates; No Deemed Reinvestment.  The principle of deemed reinvestment of interest shall not apply to any interest calculation under this Agreement and all interest payments to be made hereunder shall be paid without allowance or deduction for reinvestment or otherwise, before and after maturity, default and judgment.  The rates of interest specified in this Agreement are intended to be nominal rates and not effective rates.  Interest calculated hereunder shall be calculated using the nominal rate method and not the effective rate method of calculation.

(g)           Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(h)           Insufficient Payment.  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03.

2.10         Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it then due, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof of the Facility as provided herein, then the Lender receiving such greater proportion shall (i) notify the Administrative Agent of such fact, and (ii) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(a)           if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b)           the provisions of this Section shall not be construed to apply to (1) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Parent or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01         Taxes  (a)  Payments Free of Taxes.  Any and all payments to the Administrative Agent or any Lender by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required by applicable law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d)           Evidence of Payments.  As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)           Status of Lenders.  Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver, provided such Foreign Lender is legally entitled to do so, to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation, provided such Lender is legally entitled to do so, prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, if the Borrower is resident for tax purposes in the United States, any Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable, if any:

(i)            duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,
(ii)           duly completed copies of Internal Revenue Service Form W-8ECI, or
(iii)          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN.

Each Lender (other than a Foreign Lender) agrees to deliver promptly to the Administrative Agent or the Parent, at such time or times as the Administrative Agent or the Parent shall reasonably request, such other documents and forms, provided such Lender is legally entitled to do so, duly executed and completed by such Lender, as are required under the Laws of the jurisdiction in which such Borrower is resident, including any treaty to which such jurisdiction is a party, to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender in that jurisdiction by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such jurisdiction.  Each Lender shall promptly notify the Administrative Agent of any change in such Lender’s circumstances which would render any such document or form obsolete.

(f)            Treatment of Certain Refunds.  If the Administrative Agent or any Lender determines, in its sole discretion, that it is entitled to, or has received, a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall, to the extent it can do so without prejudice to the retention of such refund and without incurring any unreimbursed expense, pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This subsection shall not be construed to require the Administrative Agent or any Lender to take any action that would involve taking a position that is inconsistent with one or more positions that it has taken otherwise, or which is contrary to its established policy or any Law to which it is subject, or to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02         Illegality  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert U.S. Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to U.S. Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03         Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a conversion to U.S. Base Rate Loans in the amount specified therein.

3.04         Increased Costs  (a)  Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate); or
(ii)           impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)           Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement.  A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)           Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05         Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)           any continuation, conversion, payment or prepayment of any Loan other than a U.S. Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)           any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay (excluding a prepayment in full of the Facility), continue or convert any Loan other than a U.S. Base Rate Loan on the date or in the amount notified by the Parent or the Borrower; or

(c)           any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits, foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract.  The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06         Mitigation Obligations; Replacement of Lenders  (a)  Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)           Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07         Survival.  All of the Borrower’s and Lenders’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV
CONDITIONS PRECEDENT TO THE BORROWING

4.01         Conditions to the Borrowing.  The obligation of each Lender to make its Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Subsidiary Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;
(ii)           a Note executed by the Borrower in favor of each Lender requesting a Note;
(iii)          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (B) a copy of a Certificate of the Secretary of State of the jurisdiction of incorporation of each Loan Party organized in the U.S. certifying (1) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (2) that such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office;
(iv)          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing and in good standing;
(v)           a favorable opinion of Davis Polk & Wardwell, U.S. counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-1 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(vi)          a favorable opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-2 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(vii)         a favorable opinion of Les Lederer, general counsel of the Parent, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit F-3 and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
(viii)        a certificate of a Responsible Officer of each Loan Party attaching copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect;
(ix)           a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in clauses (j), (l) and (m) below have been satisfied;
(x)            evidence reasonably satisfactory to the Administrative Agent that the Merger has been or substantially concurrently with the Closing Date is being consummated; and
(xi)           evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.

(b)           All fees required to be paid to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date shall have been paid.

(c)           The Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d)           There shall not have occurred and be continuing as of or otherwise arisen before the Effective Time (as defined in the Merger Agreement) any event, occurrence or development which, individually or in the aggregate, has or would reasonably be expected to have a “Material Adverse Effect” (as defined in the Merger Agreement) on the Target.

(e)           There shall not have been instituted or pending any action or proceeding by any “Governmental Authority” (as defined in the Merger Agreement) (A) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain or prohibit the Parent or any of the Parent’s Affiliates’ (x) ability effectively to exercise full rights of ownership of the Target Stock, including the right to vote any shares of the Target Stock acquired or owned by the Parent or any of the Parent’s Affiliates following the Effective Time on all matters properly presented to the Target’s shareholders or (y) ownership or operation (or that of its respective subsidiaries or affiliates) of all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole, (C) seeking to compel the Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Target and its Subsidiaries, taken as a whole, or of the Parent and its Subsidiaries, taken as a whole or (D) that otherwise would reasonably be expected to have a “Material Adverse Effect” (as defined in the Merger Agreement) on the Parent or the Target.

(f)            There shall not have been any action taken, or any Applicable Law (as defined in the Merger Agreement) proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 to the Merger, that would reasonably be expected, directly or indirectly, to result in any of the consequences referred to in clauses (A) through (D) of Section 4.01(e) above.

(g)           The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Parent, threatened in any court or before any arbitrator or Governmental Authority that has had or could reasonably be expected to materially and adversely affect the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

(h)           The Administrative Agent and the Lenders shall have received:  (i) audited consolidated financial statements of the Target for the three fiscal years ended on or prior to December 31, 2005, unaudited consolidated financial statements of the Target for any interim quarterly periods that have ended since the most recent of such audited financial statements but more than 45 days prior to the Closing Date, and pro forma financial statements as to the Parent and its subsidiaries giving effect to the Merger (to be based on the nine-month period ended September 30, 2006), together with pro forma calculations of the Consolidated Interest Coverage Ratio and Consolidated Indebtedness to Capitalization Ratio showing pro forma compliance with Section 7.11 for such period, and (ii) forecasts prepared by management of the Parent of balance sheets, income statements and cash flow statements for each fiscal year following the Closing Date for the term of the Senior Credit Facilities.

(i)            The Merger Agreement shall be in full force and effect and the Merger shall have been consummated (or shall be consummated substantially concurrently with the initial funding under the Facility) on substantially the terms set forth in the Merger Agreement, without any amendment, waiver or modification of any material term or condition that is materially adverse to the interests of the Lenders and that is not consented to by the Administrative Agent.

(j)            The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(k)           The Senior Credit Agreement shall have been, or shall be concurrently with the Borrowing hereunder, executed and delivered by the parties thereto and be in full force and effect.

(l)            No Default shall exist, or would immediately result from the Borrowing or from the application of the proceeds thereof.

(m)          The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01         Existence, Qualification and Power; Compliance with Laws.  Set forth on Schedule 5.01 hereto is a complete and accurate list of all Loan Parties as of the Closing Date.  Each Loan Party (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02         Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law, except, in the case of clauses (b) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.03         Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or (b) for the consummation of the Transaction, except for (i) the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect and (ii) in the case of clause (b), to the extent the failure to obtain, make or give any such authorizations, approvals, actions, notices and filings could not reasonably be expected to have a Material Adverse Effect.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction. The Merger has been consummated (or shall be consummated substantially concurrently with the initial funding under the Facility) in accordance with the Merger Agreement.

5.04         Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity.

5.05         Financial Statements; No Material Adverse Effect.  (a)  The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)           The unaudited consolidated balance sheet of the Parent and its Subsidiaries dated September 30, 2006 and the related consolidated statements of income or operations and cash flows for the nine months ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)           As of any date of determination following the Closing Date, since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had a Material Adverse Effect.

5.06         Litigation.  As of any date of determination other than the Closing Date, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Parent threatened or contemplated, by or against the Parent or any of its Subsidiaries that (a) purport to materially and adversely affect any Loan Document, or (b) except as specifically disclosed in  Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  There has been no change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the Disclosed Litigation since the Closing Date, in each case where such change in status or financial effect could reasonably be expected to have a Material Adverse Effect.

5.07         Ownership of Property.  The Parent and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08         Environmental Compliance.  Except as disclosed in Schedule 5.08, or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the Parent and its Subsidiaries are in compliance with Environmental Laws and there are no outstanding claims from a Government Authority or third party alleging potential liability under or responsibility for violation of any Environmental Law or the presence of Hazardous Materials;

(b)           none of the properties currently or formerly owned or operated by the Parent or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;

(c)           neither the Parent nor any of its Subsidiaries has any Environmental Liability relating to, or is undertaking, either individually or together with other potentially responsible parties, any investigation or remedial or response action relating to, any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and

(d)           the Parent and its Subsidiaries have generated, used, treated, handled or stored all Hazardous Materials in a manner that complied with Environmental Laws and would not reasonably be expected to result in an Environmental Liability.

5.09         Insurance.  The properties of the Parent and its Subsidiaries are insured with financially sound and reputable insurance companies (including through self-insurance or any captive insurance company), in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Parent or the applicable Subsidiary operates.

5.10         Taxes.  The Parent and its Subsidiaries have filed, or caused to be filed, all federal, provincial, territorial, state and other material tax returns and reports required to be filed, such returns are true and correct in all material respects, and the Parent and its Subsidiaries have paid all taxes shown on such returns and any other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  As of the Closing Date, there is no proposed tax assessment against the Parent or any Subsidiary that would, if made, have a Material Adverse Effect.

5.11         Pension Legislation Compliance.  (a)  Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Parent, nothing has occurred which would prevent, or cause the loss of, such qualification.  The Parent and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)           There are no pending or, to the best knowledge of the Parent, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no U.S. Pension Plan has any material Unfunded Pension Liability; (iii) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any U.S. Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(d)           The Canadian Pension Plans are duly registered under the Tax Act, to the extent required, and any other applicable Laws which require registration, have been administered in accordance with the Tax Act, to the extent required, and such other applicable Laws and no event has occurred which would reasonably be expected to cause the loss of such registered status, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  All material obligations of each Loan Party and each of its Subsidiaries (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans and the funding agreements therefor have been performed on a timely basis, except to the extent that any failure to do so could not reasonably be expected to have a Material Adverse Effect.  No Canadian Pension Plan has any material Unfunded

Canadian Pension Liability.  If applicable, there has been no partial termination of any Canadian Pension Plan and no facts or circumstances have occurred or existed that could result, or be reasonably anticipated to result, in the declaration of a partial termination of any of the Canadian Pension Plans under applicable Law which would reasonably be expected to have a Material Adverse Effect.

5.12         Subsidiaries; Equity Interests; Loan Parties.  As of the Closing Date, the Parent has no Subsidiaries other than those specifically disclosed in Schedule 5.12.

5.13         Margin Regulations; Investment Company Act.  (a)  The Borrower is not engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b)           No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.14         Disclosure.  No report, financial statement, certificate or other information furnished in writing (or in a formal oral presentation) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Parent’s control, and that no assurance can be given that any particular projections will be realized and that actual results may differ and such differences may be material).

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the principal of or interest on any Loan or fees payable hereunder shall remain unpaid, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Material Subsidiary to:

6.01         Financial Statements.  Deliver to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a)           as soon as available, but in any event within 100 days after the end of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing or otherwise not objected to by the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b)           as soon as available, but in any event within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Parent’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of the Parent as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)           within 30 days following the Closing Date audited consolidated financial statements of the Target for the three fiscal years ended on or prior to December 31, 2005, unaudited consolidated financial statements of the Target for any interim quarterly periods that have ended since the most recent of such audited financial statements but more than 45 days prior to the Closing Date, and pro forma financial statements as to the Company and its subsidiaries giving effect to the Transaction for the most recently completed fiscal year and the period commencing with the end of the most recently completed fiscal year and ending with the month ended not more than 45 days prior to the Closing Date, which, with respect to any annual or quarterly periods, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-1.

6.02         Certificates; Other Information.  Deliver to the Administrative Agent on behalf of each Lender (and the Administrative Agent will make available to each Lender):

(a)           concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of Registered Public Accounting Firm certifying such financial statements;

(b)           concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Parent;

(c)           promptly after the same are available, copies of each annual report, proxy or financial statement sent to the stockholders of the Parent, and copies of all annual, regular, periodic and special reports and registration statements which the Parent may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any Canadian Securities Regulators, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)           promptly and in any event within five Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction, including without limitation any Canadian Securities Regulators) concerning any material investigation by such agency regarding financial or other operational results of any Loan Party or any of its Subsidiaries; and

(e)           promptly, such additional information regarding the business, financial or corporate affairs of the Parent or any Subsidiary thereof, or compliance with the terms of the

Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC or any Canadian Securities Regulators) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) the Parent shall deliver paper copies of such documents to the Administrative Agent (for delivery to any Lender that requests the Parent to deliver such paper copies) upon a written request to deliver paper copies given by the Administrative Agent or such Lender and (ii) the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents for delivery to each Lender.  Notwithstanding anything contained herein, in every instance the Parent shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, the Parent or their respective securities) (each, a “Public Lender”).  The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat the Borrower Materials as not containing any material non-public information with respect to the Borrower, the Parent or their respective securities for purposes of United States Federal and state securities laws and Canadian Securities Laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03         Notices.  Promptly notify the Administrative Agent (and the Administrative Agent shall promptly notify each Lender):

(a)           of the occurrence of any Default;

(b)           of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority, or the commencement of,

or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case, that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)           of the occurrence of any ERISA Event or any Canadian Pension Plan Event; and

(d)           of a change in the fiscal year of the Parent.

Each notice pursuant to Section 6.03(a), (b), (c) or (d) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

6.04         Payment of Taxes.  Pay and discharge as the same shall become due and payable, all its material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05         Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Parent and its Subsidiaries may consummate the Merger; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06         Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies (including through self-insurance or any captive insurance company), insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.

6.07         Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.08         Books and Records.  Maintain proper books of record and account, in which full and correct entries in conformity with GAAP in all material respects consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Parent or such Subsidiary, as the case may be.

6.09         Inspection Rights.  Permit agents or representatives of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and, with the opportunity for the Parent to be present, independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Parent; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.

6.10         Use of Proceeds.  Use the proceeds of the Loans (i) to finance the Transaction and to pay related fees, costs and expenses related to the Transaction, and (ii) for other general corporate purposes.

6.11         Covenant to Guarantee Obligations.  Notify the Administrative Agent at the time that any Person becomes a Subsidiary (other than an Excluded Subsidiary), and promptly thereafter (and in any event within 30 days), cause such Person to (a) become a Subsidiary Guarantor by executing and delivering to the Administrative Agent a counterpart of the Subsidiary Guaranty or such other document as the Administrative Agent shall reasonably deem appropriate for such purpose, and (b) deliver to the Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.12         Compliance with Environmental Laws.  Except as could not be reasonably expected to have a Material Adverse Effect, (a) comply, and use commercially reasonable efforts to cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) conduct, in accordance with Environmental Laws, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, if, and to the extent required by Environmental Law or any Governmental Authority; provided, however, that neither the Parent nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves as required by GAAP are being maintained with respect to such circumstances.

ARTICLE VII
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or the principal of or interest on any Loan or fees payable hereunder shall remain unpaid, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01         Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired or assign any right to receive income therefrom, other than the following:

(a)           Liens pursuant to any Loan Document;

(b)           Liens existing on the date hereof and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c)           Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)           carriers’, warehousemen’s, mechanics’, landlords’ materialmen’s, repairmen’s employees’, laborers’, employees’, suppliers’, banks’, or other like Liens arising in the ordinary course of business;

(e)           liens or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(f)            liens or deposits to secure the performance of tenders bids, trade contracts, government contracts and leases (other than Indebtedness in respect of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred (other than in respect of appeal bonds) in the ordinary course of business;

(g)           easements, rights-of-way, restrictions and other similar charges, restrictions or encumbrances affecting real property or immaterial imperfections of title which do not, in the aggregate, materially interfere with the ordinary conduct of the business of the Loan Parties, taken as a whole;

(h)           Liens securing judgments not constituting an Event of Default under Section 8.01(h);

(i)            Liens securing Indebtedness of the type permitted under Section 7.02(f);

(j)            Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(k)           Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

(l)            Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Parent or its Subsidiaries, including rights of offset and setoff;

(m)          bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Parent or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements, provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(n)           leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Parent or its Subsidiaries;

(o)           Liens in favor of any Loan Party;

(p)           Liens existing on any property or asset prior to the acquisition thereof by the Parent or any Subsidiary or existing on assets of a Person at the time such Person is acquired or merged with or into or consolidated with the Parent or its Subsidiaries (and not created in anticipation or contemplation thereof);

(q)           Liens to secure refinancing Indebtedness of Indebtedness secured by Liens permitted pursuant to this Section 7.01, provided that in each case such Liens do not extend to any additional assets (other than improvements thereon and replacements thereof);

(r)            Liens on accounts receivable, inventory, books, records and supporting obligations, contracts and other rights related thereto and Cash Equivalents securing obligations incurred pursuant to any Swap Agreement permitted in accordance with Section 7.03(g);

(s)           pledges of or Liens on raw materials or on manufactured products as security for any drafts or bills of exchange drawn in connection with the importation of such raw materials or manufactured products;

(t)            Liens in favor of banks that arise under Article 4 of the UCC on items in collection and documents relating thereto and proceeds thereof and Liens arising under Section 2-711 of the Uniform Commercial Code;

(u)           any obligations or duties affecting any property of the Parent or its Subsidiaries to any municipality or public authority with respect to any franchise, grant, license or permit that do not materially impair the use of such property for the purposes for which it is held;

(v)           undetermined or inchoate Liens arising in the ordinary course of business which have not at such time been filed pursuant to any Laws against the Parent or any Subsidiary or which relate to obligations not due or delinquent;

(w)          Liens affecting real property of the Parent or any Subsidiary which are: (i) title defects, encroachments or irregularities of a minor nature; or (ii) restrictions, easements, rights of way, servitudes or other similar rights in land (including, without restriction, rights of way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved by other Persons, and in each case to the extent that such Liens relate to real property that is material to the business of the Parent or any Subsidiary, such Liens do not materially interfere with the use of such real property by such Person;

(x)            Liens affecting real property of the Parent or any Subsidiary which are leasehold or license interests and relating to real property that is not otherwise required in the conduct of the business of such Person;

(y)           the right reserved to or vested in any governmental entity by any statutory provision, or by the terms of any lease, license, franchise, grant or permit of the Person, to terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuance thereof;

(z)            any Liens resulting from security given to a public utility or governmental entity when required by such utility or governmental entity in connection with the operation of the business of such Person;

(aa)         the reservation, limitations, provisions and conditions, if any, expressed in any original grants of real property from the Crown;

(bb)         covenants restricting or prohibiting access to or from real property abutting on controlled access highways, which do not adversely impair in any material respect the use of the real property concerned in the operation of the business conducted on such real property;

(cc)         Liens on or transfers of accounts receivable and rights, books and records, contracts and instruments related thereto arising solely in connection with the sale of such accounts receivable, provided that Indebtedness and other obligations at any time outstanding, incurred in connection with the sale of accounts receivable shall not exceed $250,000,000;

(dd)         Liens securing lease obligations owing to The City of Blytheville in respect of the heat treat facility located in Blytheville, Arkansas being acquired by The City of Blytheville from the Parent or one of its Subsidiaries; and

(ee)         Liens not otherwise permitted by the foregoing, so long as the aggregate amount (exclusive of regularly accruing interest or similar amounts which are paid on a current basis) of obligations secured by Liens permitted pursuant to this Section 7.01(ee) does not exceed 10% of Consolidated Net Tangible Assets (determined at the time of (and immediately after giving effect to) the creation of any such Lien).

7.02         Indebtedness.  Permit any Subsidiary of the Parent that is not a Guarantor to create, incur, assume or suffer to exist any Indebtedness, except:

(a)           Indebtedness owed to the Parent or a Subsidiary of the Parent;

(b)           Indebtedness under the Loan Documents;

(c)           Indebtedness in respect of the Senior Credit Facilities or any refinancing thereof;

(d)           Indebtedness constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(e)           Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, provided that, upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(f)            Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(g)           Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(h)           Indebtedness outstanding on the date hereof and listed on Schedule 7.02 and any refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(i)            Guarantees in respect of Indebtedness otherwise permitted hereunder or of Indebtedness of any Loan Party;

(j)            Indebtedness in respect of Capitalized Leases and purchase money obligations for fixed or capital assets and refinancings, refundings, renewals or extensions thereof, provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension;

(k)           Indebtedness consisting of customary indemnification, adjustment of purchase price or similar obligations incurred in connection with the acquisition or disposition of any assets; and

(l)            other Indebtedness in an aggregate principal amount not to exceed $100,000,000 at any time outstanding (less the aggregate outstanding amount of Indebtedness under clause (j) above at such time).

7.03         Investments.  Make or hold any Investments, or permit any of its Subsidiaries to make or hold any Investments, except:

(a)           Investments held by the Parent and its Subsidiaries in the form of Cash Equivalents;

(b)           advances to officers, directors and employees of the Parent and its Subsidiaries in an aggregate amount not to exceed $10,000,000 at any time outstanding for purposes permitted under applicable Law;

(c)           (i) Investments by the Parent and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by the Parent and its Subsidiaries in Loan Parties, (iii) loans or advances by the Parent or any Subsidiary to the Parent or any other Subsidiary, (iv) additional Investments by Subsidiaries of the Parent that are not Loan Parties in other Subsidiaries that are not Loan Parties and (v) so long as no default has occurred and is continuing or would result from such Investment, additional Investments (net of Investment Credit) by the Loan Parties in Subsidiaries that are not Loan Parties in an aggregate amount invested from the date hereof not to exceed $200,000,000 at any time;

(d)           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss or as a result of foreclosure;

(e)           Guarantees not prohibited by Section 7.02;

(f)            Investments existing on the date hereof;

(g)           Investments by the Parent and its Subsidiaries in Swap Contracts incurred to hedge or mitigate risks to which the Parent or any Subsidiary has exposure in the conduct of its business or the management of its liabilities, or to fix, cap or collar interest or currency rates or commodity prices;

(h)           Investments consisting of the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the assets of, or the assets constituting a business unit of, any Person that, upon the consummation thereof, will be wholly-owned directly by the Parent or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation), provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i)            any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.11;
(ii)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially similar or complementary to the principal businesses of the Parent and its Subsidiaries;
(iii)          (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration in excess of $200,000,000, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and
(iv)          in the case of any such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration and/or incurred Indebtedness in excess of $200,000,000, the Parent shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this Section 7.02(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i)            Investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Parent or any Subsidiary so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(j)            Investments resulting from pledges or deposits permitted pursuant to Section 7.01;

(k)           Investments resulting from the sale of any asset permitted pursuant to Section 7.05;

(l)            Investments consisting of Restricted Payments permitted pursuant to Section 7.06;

(m)          Investments by the Parent of any Subsidiary in a Person that is exclusively engaged in a secured financing or other securitization permitted under Section 7.01(cc) or Section 7.05(h) and otherwise relating directly thereto;

(n)           Investments consisting of bonds or other debt obligations issued or incurred by The City of Blytheville in an aggregate principal amount not to exceed $40,000,000;

(o)           Investments (net of Investment Credit) by the Parent and its Subsidiaries not otherwise permitted under this Section 7.03 in an aggregate amount not to exceed 15% of Consolidated Total Assets, provided that:

(i)            such Investment shall be in property and assets that are part of, or in lines of business that are, substantially similar or complementary to the principal business of the Parent and its Subsidiaries; and
(ii)           (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition for which the Parent and its Subsidiaries have paid cash consideration and/or incurred Indebtedness in excess of $200,000,000, the Parent and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such Investment had been consummated as of the first day of the fiscal period covered thereby.

7.04         Fundamental Changes.  Merge, dissolve, liquidate, amalgamate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)           the Parent may merge or amalgamate with or into any other Person in a transaction in which the Parent is the surviving corporation or in which the successor assumes the obligations hereunder in a manner reasonably satisfactory to the Administrative Agent;

(b)           any Subsidiary may merge or amalgamate with any one or more other Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, a wholly-owned Subsidiary shall be the continuing or surviving Person and when any Subsidiary Guarantor is merging with another Subsidiary, a Subsidiary Guarantor shall be the continuing and surviving Person;

(c)           any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Parent or to a Subsidiary of the Parent, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Parent or a Subsidiary Guarantor;

(d)           any Subsidiary may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent; and

(e)           Merger Subsidiary may consummate the Merger; and

(f)            any Subsidiary may merge, amalgamate or consolidate with or into another

Person or Dispose of all or substantially all of its assets to or in favor of another Person in any Disposition permitted pursuant to Section 7.05.

7.05         Dispositions.  Make any Disposition, except:

(a)           Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)           Dispositions of inventory and Cash Equivalents, in each case in the ordinary course of business;

(c)           Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)           Dispositions of property by any Subsidiary to the Parent or to a Subsidiary, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the Parent or a Subsidiary Guarantor;

(e)           Dispositions permitted by Section 7.04 (other than Section 7.04(f)) or Section 7.06;

(f)            subject to the proviso below, Dispositions by the Parent and its Subsidiaries of property pursuant to sale-leaseback transactions, provided that the book value of all property so Disposed of from and after the Closing Date shall not exceed $200,000,000 ;

(g)           licenses or sublicenses of intellectual property, and leases or subleases of property, in each case in the ordinary course of business;

(h)           Dispositions of accounts receivables permitted in connection with any securitization to the extent such securitization, if structured as a secured financing, would have been permitted by 7.01(cc);

(i)            the Disposition of the heat treat facility located in Blytheville, Arkansas to The City of Blytheville; and

(j)            subject to the proviso below, Dispositions by the Parent and its Subsidiaries not otherwise permitted under this Section 7.05;

provided that at the time of any Disposition pursuant to Sections 7.05(f) and (j), (i) no Default shall exist or would result from such Disposition and (ii) the aggregate fair market value of all property Disposed of from and after the Closing Date in reliance on Sections 7.05(f) and (j) shall not exceed 15% of Consolidated Total Assets (determined at the time of any such Disposition).

7.06         Restricted Payments.  Declare or make any Restricted Payment, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a)           each Subsidiary may make Restricted Payments to the Parent, the Subsidiary Guarantors and, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made, to any other Person that owns an Equity Interest in such Subsidiary; and the Parent and any other Subsidiary may repurchase, redeem, retire or acquire any Equity Interests held by the Parent or any of its Subsidiaries in any other Subsidiary;

(b)           the Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)           the Parent and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)           the Parent or any Subsidiary may pay any dividend within 90 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Section 7.06;

(e)           the Parent may redeem, repurchase or acquire, or pay any sums due with respect to, Equity Interests of the Parent held by officers, directors, employees or consultants or former officers, directors, employees or consultants (or their transferees, estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed $20,000,000 million during any calendar year (with unused amounts in any calendar year being usable, without duplication, in subsequent calendar years), provided that such amounts shall be increased by: (a) the cash proceeds from the sale of Equity Interests to officers, directors, employees or consultants of the Parent and its Subsidiaries that occurs after the Closing Date (provided that such proceeds have not been included for the purpose of determining whether a previous Restricted Payment was permitted pursuant to Section 7.06(h)) plus (b) the cash proceeds of key man life insurance policies received by the Parent or any Subsidiaries after the Closing Date;

(f)            the Parent or any Subsidiary may make repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent a portion of the exercise price thereof, and the Parent or any Subsidiary may make repurchases of Equity Interests deemed to occur upon the withholding of a portion of the Equity Interests granted or awarded such employee upon such grant or award;

(g)           the Parent may purchase, redeem, acquire, cancel or retire, for a nominal value per right, any rights granted to all the holders of common stock of the Parent pursuant to any shareholders’ rights plan adopted for the purpose of protecting shareholders from unfair takeover tactics; and

(h)           the Parent or any Subsidiary may on any date (i) declare or pay dividends to its stockholders and (ii) purchase, redeem or otherwise acquire Equity Interests issued by it if, as of such date and immediately after giving effect thereto, the aggregate amount of such dividends, purchases, redemptions, retirements and acquisitions paid or made after the Closing Date would be less than the sum of $500,000,000 plus the Marginal Restricted Payment Amount as of such date.

7.07         Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Parent and its Subsidiaries on the date hereof or any business substantially related, complementary or incidental thereto.

7.08         Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Parent, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Parent or such Subsidiary as would be obtainable by the Parent or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties or transactions between or among Subsidiaries of the Parent that are not Loan Parties, (ii) intercompany Investments made pursuant to Section 7.03, (iii) mergers, amalgamations and consolidations between Subsidiaries and between the Parent and any Subsidiary permitted by Section 7.04; (iv) intercompany dispositions permitted by 7.05, (v) Restricted Payments permitted pursuant to 7.06, (vi) the entering into of a tax sharing agreement, or payments pursuant thereto, between the Parent and/or one or more other Loan Parties, on the one hand, and any other Person with which the Parent or such Loan Parties are required or permitted to file a consolidated tax return or with which the  Parent or such other Loan Parties are part of a consolidated group for tax purposes, on the other hand, which payments by the Loan Parties are not in excess of the tax liabilities that would have been payable by them on a stand-alone basis and (vii) transactions between any Loan Party and any Person that is exclusively engaged in, and solely in respect of, a secured financing or other securitization permitted under Section 7.01(cc) or Section 7.05(h) and otherwise relating directly thereto.

7.09         Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document or the Senior Notes Indenture) that limits the ability of any Subsidiary (other than an Excluded Subsidiary) to Guaranty the Obligations of the Parent.

7.10         Use of Proceeds.  Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, in each case in violation of Regulation U.  At no time shall the Parent or the Borrower own, directly or through one or more of its Subsidiaries, margin stock with a value in excess of 25% of the value (as determined by any reasonable method) of the total assets of the Parent or the Borrower.

7.11         Financial Covenants.  (a)  Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period ending on or after March 31, 2007 to be less than 2.00:1.00.

(b)           Consolidated Indebtedness to Capitalization Ratio.  (i) so long as the Debt Rating of the Parent is at least  BBB- and Baa3 from S&P and Moody’s, respectively, in each case with at least stable outlook, permit the Consolidated Indebtedness to Capitalization to be greater than 0.60:1.00 and (ii) if at any time the Debt Rating of the Parent is lower than as set forth in the preceding clause (i), permit the Consolidated Indebtedness to Capitalization Ratio as of the end of any Measurement Period set forth below to be greater than the ratio set forth below opposite such Measurement Period:

Four Fiscal Quarters Ending	Maximum Consolidated Indebtedness to Capitalization Ratio
March 31, 2007 through December 31, 2007	0.60:1.00
March 31, 2008 through December 31, 2008	0.55:1.00
March 31, 2009 through December 31, 2009	0.50:1.00
March 31, 2010 and each fiscal quarter thereafter	0.45:1.00

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.01         Events of Default.  Any of the following shall constitute an Event of Default:

(a)           Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within ten Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)           Specific Covenants.  Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.05 (with respect to the Parent or the Borrower), 6.10 or 6.11 or Article VII; or

(c)           Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d)           Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Parent or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e)           Cross-Default.  (i) The Parent or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or cash collateral in respect thereof to be demanded, provided that this clause (B) shall not apply to Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of any property or assets pursuant to the terms of such Indebtedness to the extent that (x) such sale, transfer or other disposition does not give rise to a default thereunder and (y) the payment of such Indebtedness is made in accordance with the terms of such Indebtedness with the proceeds of such sale, transfer or other disposition; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Parent or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Parent or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Parent or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)            Insolvency Proceedings, Etc.  The Parent or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law (including the filing of any notice of intention to file a “proposal” within the meaning of the Bankruptcy and Insolvency Act (Canada) for relief thereunder), or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, receiver and manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)           Inability to Pay Debts; Attachment.  (i) The Parent or any of its Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)           Judgments.  There is entered against the Parent or any of its Subsidiaries one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by available insurance as to which the insurer does not dispute coverage) and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)            ERISA.  (i) An ERISA Event occurs with respect to a U.S. Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Parent under Title IV of ERISA to the U.S. Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Parent or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)            Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document other than in accordance with its terms; or

(k)           Change of Control.  There occurs any Change of Control.

8.02         Remedies upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)           declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)           declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)           exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under any Debtor Relief Laws constituting an Event of Default under Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03         Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Obligations of the Loan Parties owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX
ADMINISTRATIVE AGENT

9.01         Appointment and Authority.  Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan

Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Parent nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

9.02         Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03         Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Parent or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other

Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04         Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05         Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06         Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Parent.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Parent (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States and Canada, or an Affiliate of any such bank with an office in the United States and Canada.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Parent and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07         Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08         No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers or Joint Bookrunning Managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09         Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or is otherwise not required to guarantee the Obligations pursuant to the terms of the Loan Documents; it being understood that, in connection with the issuance of the Senior Notes, the Administrative Agent may, upon request of the Parent and without the approval of any Lender, release any Subsidiary Guarantor that is not a Material Subsidiary (other than by reason of having become a party hereto or being designated as a Material Subsidiary by the Parent) from its obligations under the Subsidiary Guaranty, so long as such Subsidiary Guarantor does not provide a guaranty in respect of the Senior Notes.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.  In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to release such Subsidiary Guarantor from its obligations under the Subsidiary Guaranty in accordance with the terms of the Loan Documents and this Section 9.10.

ARTICLE X
CONTINUING GUARANTY

10.01       Parent Guaranty.  The Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future indebtedness and liabilities of every kind, nature and character, direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees indemnities, damages, costs, expenses or otherwise, of the Borrower to the Administrative Agent and the Lenders arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Administrative Agent or the Lenders in connection with the collection or enforcement thereof), and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Parent or the other Loan

Parties under Debtor Relief Laws, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”).  The Administrative Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Parent, and conclusive (absent manifest error) for the purpose of establishing the amount of the Guaranteed Obligations.  This Parent Guaranty shall not, to the fullest extent permitted by applicable Law, be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of the Parent under this Parent Guaranty other than the defense of payment in full in cash, and the Parent hereby irrevocably waives, to the fullest extent permitted by applicable Law, any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing other than the defense of payment in full in cash.

10.02       Rights of Lenders.  The Parent consents and agrees, to the fullest extent permitted by applicable Law, that the Administrative Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof:  (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Parent Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations.  Without limiting the generality of the foregoing, the Parent consents, to the fullest extent permitted by applicable Law, to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Parent under this Parent Guaranty or which, but for this provision, might operate as a discharge of the Parent.

10.03       Certain Waivers.  The Parent waives, to the fullest extent permitted by applicable Laws, (a) any defense arising by reason of any disability or other defense of the Parent or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Administrative Agent or any Lender) of the liability of the Parent; (b) any defense based on any claim that the Parent’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting the Parent’s liability hereunder; (d) any right to proceed against the Parent, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the power of the Administrative Agent or any Lender whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Administrative Agent or any Lender; and (f) any and all other defenses or benefits that may be derived from or afforded by applicable Law limiting the liability of or exonerating guarantors or sureties other than the defense of payment in full in cash.  The Parent expressly waives all setoffs and counterclaims (other than mandatory counterclaims) and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Parent Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

10.04       Obligations Independent.  The obligations of the Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against the Parent to enforce this Parent Guaranty whether or not the Parent or any other person or entity is joined as a party.

10.05       Subrogation.  The Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Parent Guaranty until all of the Guaranteed Obligations and any amounts payable under this Parent Guaranty have been paid and performed in full and the Commitments and the Facility are terminated.  If any amounts are paid to the Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent and the Lenders to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

10.06       Termination; Reinstatement.  This Parent Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Parent Guaranty are paid in full in cash and the Commitments under the Facility are terminated.  Notwithstanding the foregoing, this Parent Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Parent is made, or any of the Administrative Agent or the Lenders exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Administrative Agent or the Lenders in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Administrative Agent and the Lenders are in possession of or have released this Parent Guaranty and regardless of any prior revocation, rescission, termination or reduction.  The obligations of the Parent under this paragraph shall survive termination of this Parent Guaranty.

10.07       Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Parent immediately upon demand by the Administrative Agent and the Lenders.

10.08       Condition of Borrower.  The Parent acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Parent requires, and that none of the Administrative Agent and the Lenders have any duty, and the Parent is not relying on the Administrative Agent and the Lenders at any time, to disclose to the Parent any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the Parent waiving any duty on the part of the Administrative Agent and the Lenders to disclose such information and any defense relating to the failure to provide the same).

ARTICLE XI
MISCELLANEOUS

11.01       Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Parent or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Parent or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)           waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b)           extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c)           postpone any date fixed by this Agreement or any other Loan Documents for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them)  hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)           reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (v) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(e)           change the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)            release the Parent from the Parent Guaranty or all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender;

and provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 11.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

11.02       Notices and Other Communications; Facsimile Copies.  (a)  Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Parent or any other Loan Party or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b)           Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Parent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)           The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or other Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower or other Loan Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)           Change of Address, Etc.  Each of the Parent, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Parent and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)           Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notice) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Parent shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent arising from the gross negligence or willful misconduct of such Person.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03       No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04       Expenses; Indemnity; Damage Waiver.  (a)  Costs and Expenses.  The Parent shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one U.S. counsel and appropriate special and local counsel for the Administrative Agent and the Arranger), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), and shall pay all reasonable fees and time charges for attorneys who may be employees of the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made, including all such out-of-pocket expenses incurred during any workout or restructuring in respect of such Loans.

(b)           Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, disbursements and other charges of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all reasonable fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Parent or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Parent or any of its Subsidiaries, or any Environmental Liability related in any way to the Parent or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Parent or any other Loan Party or any of the Parent’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined in a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Parent or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Parent or such other Loan Party has obtained a final judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent).  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable Law, the Borrower shall not assert, and the Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)            Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, and the repayment, satisfaction or discharge of all the other Obligations.

11.05       Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief

Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06       Successors and Assigns.  (a)  Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Parent, the Borrower, nor the other Loan Parties constituting all or substantially all of the value of such other Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, unless, in each case, such assignment is pursuant to a merger or amalgamation made in accordance with Section 7.04, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f), or (iv) to an SPC in accordance with the provisions of Section 11.06(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.
(A)  In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)           in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loan of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000,  unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Parent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)           Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.
(iii)          Mandatory Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)          the consent of the Parent (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that in the event of two or more concurrent assignments to members of the same Assignee Group (which may be effected by a suballocation of an assigned amount among members of such Assignee Group) or two or more concurrent assignments by members of the same Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group), only a single such $3,500 fee shall be payable for all such contemporaneous assignments.  The Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)           No Assignment to Parent.  No such assignment shall be made to the Parent or any of the Parent’s Affiliates or Subsidiaries.
(vi)          No Assignment to Natural Persons.  No such assignment shall be made to a natural person.
(vii)         No Assignment Resulting in Additional Indemnified Taxes.  Prior to the occurrence of an Event of Default under Sections 8.01(a), (b) (as a result of a breach of Section 7.11), (f) or (g), no such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending to the relevant Borrower without the imposition of any additional Indemnified Taxes unless such assignment is made to a U.S. Resident.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee

Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c)           Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant.  Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08as though it were a Lender, provided such Participant agrees to be subject to Section 2.09 as though it were a Lender.

(e)           Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Parent’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Parent is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)            Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or the Bank of Canada; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)           Electronic Execution of Assignments.  The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h)           Special Purpose Funding Vehicles.  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Parent (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b).  Each party hereto hereby agrees that (A) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (B) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (C) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained herein, any SPC may (1) with notice to, but without prior consent of the Parent and the Administrative Agent and with the payment of a processing fee in the amount of $2,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (2) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

11.07       Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Parent or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Parent.

For the purposes of this Section, “Information” means all information received from the Parent or any of its Subsidiaries relating to the Parent or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Parent or any of its Subsidiaries.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Parent or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including applicable Securities Laws.

11.08       Right of Setoff.  If an Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Parent or any other Loan Party against any and all of the obligations of the Parent or any other Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Parent or any other Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness.  The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Parent and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09       Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10       Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11       Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of the Borrowing, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12       Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13       Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           the Borrower shall have paid (or caused a Subsidiary to pay) to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply.

11.14       GOVERNING LAW; JURISDICTION; ETC.  (a)  GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           SUBMISSION TO JURISDICTION.  THE PARENT AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE PARENT OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)           WAIVER OF VENUE.  THE PARENT AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)           SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15       WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16       No Advisory or Fiduciary Responsibility  In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising any of the Borrower, the other Loan Parties or their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to any of the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and each other Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  the Borrower and each other Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty arising out of the financing transactions provided for hereunder and under the other Loan Documents.

11.17       USA PATRIOT Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Act.

11.18       Time of the Essence.  Time is of the essence of the Loan Documents.

11.19       Judgment Currency

(a)           If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 11.19 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 11.19 being hereinafter in this Section 11.19 referred to as the “Judgment Conversion Date”).

(b)           If, in the case of any proceeding in the court of any jurisdiction referred to in Section 11.19(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Loan Party or Parties shall, to the fullest extent permitted by applicable Law, pay such additional amount, if any, as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.  Any amount due from any Loan Party under this Section 11.19(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Loan Documents.

(c)           The term “rate of exchange” in this Section 11.19 means the rate of exchange at which Agent, on the relevant date at or about 11:00 a.m. (New York time), would be prepared to sell, in accordance with its normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

11.20       ENTIRE AGREEMENT

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

IPSCO FINANCE GP, as Borrower

By:	/ s / Vicki Avril
	Name:	Vicki Avril
	Title:	Vice President

IPSCO INC., as Guarantor

By:	/ s / Vicki Avril
	Name:	Vicki Avril
	Title:	Vice President and Chief Financial Officer

BANK OF AMERICA, N.A., CANADA BRANCH as Administrative Agent

By:	/ s / Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

BANK OF AMERICA, N.A., ACTING THROUGH ITS CANADA BRANCH as a Lender

By:	/ s / Nelson Lam
	Name:	Nelson Lam
	Title:	Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as a Lender

By:	/ s / Jeffrey Coleman
	Name:	Jeffrey Coleman
	Title:	Vice President

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$175,000,000	50%
JPMorgan Chase Bank, N.A.	$175,000,000	50%

Total	$350,000,000	100%

SCHEDULE 5.01

LOAN PARTIES

Ownership of Subsidiaries, and Classification as Loan Party to Credit Facility (Country )

Classification
Borrower/Guarantor	Ownership	Borrower / Designated Borrower

Canada
IPSCO Finance GP		Borrower
IPSCO Recycling Inc.	IPSCO Inc. - 100%	Designated Borrower
IPSCO Saskatchewan Inc.	IPSCO Inc. - 100%	Designated Borrower
IPSCO Canada Inc.	IPSCO Inc. 100%	Designated Borrower
IPSCO Finance (Canada) Corporation	IPSCO Finance GP - 100%
IPSCO Investments (Canada) Company	IPSCO Enterprises - 100 % common; IPSCO Saskatchewan - 100% preferred

US
IPSCO Enterprises Inc.	IPSCO Saskatchewan - 89%, IPSCO Inc. - 11%	Designated Borrower
IPSCO Finance GP	IPSCO Saskatchewan - 90%, IPSCO Recycling - 10%	Designated Borrower
IPSCO Finance (US) Corporation LLC	IPSCO Finance ( Canada) Corporation -100%
IPSCO Minnesota Inc.	IPSCO Enterprises- 100%
IPSCO Texas Inc.	IPSCO Minnesota - 100%
IPSCO Tubulars Inc.	IPSCO Enterprises- 100%	Designated Borrower
IPSCO Preferred LLC	IPSCO Investments ( Canada) Company -100%
IPSCO AFC Inc.	IPSCO Enterprises Inc.-100%
NS Group, Inc.	IPSCO AFC Inc -100%	Designated Borrower
Koppel Steel Corporation*	NS Group, Inc -100%	Designated Borrower
Newport Steel Corporation*	NS Group, Inc -100%	Designated Borrower
Erlanger Tubular Corporation*	NS Group, Inc -100%	Designated Borrower
Northern Kentucky Management, Inc.	NS Group, Inc -100%
UPOS GP, L.L.C.	NS Group, Inc -100%
UPOS, L.L.C.	NS Group, Inc -100%
Ultra Premium Oilfield Services Ltd.	UPOS L.L.C.- 99 % UPOS GP LLC - 1%
IPSCO Steel Inc.	IPSCO Enterprises- 100%	Designated Borrower
IPSCO Steel (Alabama) Inc.	IPSCO Enterprises- 100%	Designated Borrower

*                    Effective December 1, 2006, Koppel Steel Corporation will be renamed IPSCO Koppel Tubulars Corporation, Newport Steel Corporation will be renamed IPSCO Tubulars (Kentucky) Corporation and Erlanger Tubular Corporation will be renamed IPSCO Tubulars (Oklahoma) Corporation.

Non-Borrower/Non-Guarantor

Blastech Mobile LLC	IPSCO Steel (Alabama) Inc. - 50%
Mitchell Island Co -Venture	Western Steel Limited - 50%
GenAlta Recycling Inc.	General Scrap Partnership -50%
Kar-Basher Manitoba Ltd.	New Gensubco Inc -50%
King Crusher Inc.	New Gensubco Inc -50%
General Scrap Partnership	IPSCO Recycling Inc.- 100%
New Gensubco Inc.	General Scrap Partnership -100%
Sametco Auto Inc.	New Gensubco Inc -100%
Genlandco Inc.	General Scrap Partnership -100%
Kar Basher Alberta Ltd.	New Gensubco Inc -100%
IPSCO Sales Inc. (organized in Canada)	IPSCO Inc. 100%
IPSCO Sales Inc. (organized in Delaware)	IPSCO Enterprises- 100%
IPSCO Direct Inc.	IPSCO Inc. 100%
Western Steel Limited	IPSCO Inc. 100%
General Scrap Inc.	IPSCO Enterprises- 100%
IPSCO Construction Inc.	IPSCO Steel (Alabama) Inc - 100%
Pacific Western Steel, Inc.	Western Steel Limited - 100%

SCHEDULE 5.03

CERTAIN AUTHORIZATIONS

1.               Application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976

2.               Target Shareholder Consent

SCHEDULE 5.06

LITIGATION

None.

SCHEDULE 5.08

ENVIRONMENTAL MATTERS

There is a closed hazardous waste landfill at the Targets’s Wilder, Kentucky facility that is being monitored pursuant to a post closure permit.  This facility has been subject to previous investigations and remediations under the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. (RCRA).  The Commonwealth of Kentucky has requested completion of a Facility Investigation at the facility for potential arsenic contamination.  The Target has submitted a work plan for the investigation.  The Commonwealth of Kentucky has not yet approved the work plan and the investigation has not yet begun.

SCHEDULE 5.12

SUBSIDIARIES

Set out below are IPSCO Inc.’s subsidiaries, each of which is wholly owned, and their jurisdictions of incorporation:

1.             IPSCO AFC Inc. (Delaware corporation)

2.             IPSCO Direct Inc. (Alberta corporation)

3.             IPSCO Canada Inc. (Canada corporation)

4.             IPSCO Construction Inc. (Alabama corporation)

5.             IPSCO Enterprises Inc. (Delaware corporation)

6.             IPSCO Finance (Canada) Corporation (Nova Scotia ULC)

7.             IPSCO Finance GP (Delaware general partnership)

8.             IPSCO Finance (US) Corporation LLC (Delaware limited liability company)

9.             IPSCO Investments (Canada) Company (Nova Scotia ULC)

10.           IPSCO Minnesota Inc. (Delaware corporation)

11.           IPSCO Preferred LLC (Delaware limited liability company)

12.           IPSCO Recycling Inc. (Canada corporation)

13.           IPSCO Sales Inc. (Canada corporation)

14.           IPSCO Sales Inc. (Delaware corporation)

15.           IPSCO Saskatchewan Inc. (Canada corporation)

16.           IPSCO Steel Inc. (Delaware corporation)

17.           IPSCO Steel (Alabama) Inc. (Alabama corporation)

18.           IPSCO Texas Inc. (Delaware corporation)

19.           IPSCO Tubulars Inc. (Delaware corporation)

20.           General Scrap Partnership (Saskatchewan general partnership)

21.           General Scrap Inc. (Delaware corporation)

22.           Genlandco Inc. (Manitoba corporation)

23.           Kar Basher of Alberta Ltd. (Manitoba)

24.           New Gensubco Inc. (Manitoba corporation)

25.           Pacific Western Steel, Inc. (Washington corporation)

26.           Sametco Auto Inc. (Canada corporation)

27.           Western Steel Limited (British Columbia corporation)

NS Group, Inc. entities

28.           NS Group, Inc. (Kentucky corporation)

29.           Erlanger Tubular Corporation (Oklahoma corporation)

30.           Koppel Steel Corporation (Pennsylvania corporation)

31.           Newport Steel Corporation (Kentucky corporation)

32.           Northern Kentucky Management, Inc. (Kentucky corporation)

33.           UPOS GP, L.L.C. (Kentucky limited liability company)

34.           UPOS, L.L.C. (Kentucky limited liability company)

35.           Ultra Premium Oilfield Services, Ltd. (Kentucky limited partnership)

SCHEDULE 7.02

OUTSTANDING DEBT

None.

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

PARENT and other LOAN PARTIES:

IPSCO Inc.

650 Warrenville Road, Suite 500

Lisle, IL  60532

Attention:	Michele Klebuc-Simes, Assistant General Counsel
Telephone:	(630) 810-4789
Telecopier:	(630) 810-4602
Electronic Mail: MKLEBUC@ipsco.com
Website Address:	www.ipsco.com

U.S. Taxpayer Identification Number(s) of the Borrowers:

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions in respect of the Credit Facilities:

Bank of America, N.A.

ONE INDEPENDENCE CENTER

101 N TRYON ST; NC1-001-04-39

CHARLOTTE NC 28255-0001

Attention:	Kenya D. Dawson
Telephone:	704-386-5115
Telecopier:	704-683-9523
Electronic Mail: kenya.d.dawson@bankofamerica.com

U.S. Dollar Payment Instructions:

Bank of America, N.A.

New York, NY

ABA# 026009593

Account #1366212250600

Attn.:	Credit Services Charlotte
Ref:	IPSCO, Inc.

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

ONE INDEPENDENCE CENTER

101 N TRYON ST; NC1-001-15-14

CHARLOTTE NC 28255-0001

Attention:	Mollie S. Canup
Telephone:	704-387-5449
Telecopier:	704-409-0011
Electronic Mail: mollie.s.canup@bankofamerica.com

Other Notices as Bank of America, as Lender:

Bank of America, N.A.

Portfolio Management

BANK OF AMERICA CORPORATE CENTER

100 N TRYON ST; NC1-007-13-06

CHARLOTTE NC 28255-0001

Attention:	W. Thomas (Tom) Barnett
Phone:	704.387.1009
Telecopier:	704.409.0189
2nd Phone:	704.236.6412
Electronic Mail: w.thomas.barnett@bankofamerica.com

Additional Portfolio Management Contact:

Bank of America

PORTFOLIO MGT ADMINISTRATION

BANK OF AMERICA CORPORATE CENTER

100 N TRYON ST; NC1-007-13-06

CHARLOTTE NC 28255-0001

Attention:	Darleen Parmelee
Phone:	704.388.5001
Telecopier:	704.409.0645
Electronic Mail: darleen.r.parmelee@bankofamerica.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  [___________, _____]

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain bridge loan agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation, IPSCO Finance GP, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby requests (select one):

☐ A Borrowing of Loans	☐ A conversion or continuation of Loans

1.	On	(a Business Day).

2.	In the amount of US$	.

3.	Composed of	.
[Type of Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of	[week][month(s)].

The Borrowing, if any, requested herein complies with Section 2.01 of the Agreement.

IPSCO FINANCE GP

By:

Name:

Title:

EXHIBIT B

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to [_____________________] or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan (as hereinafter defined) from time to time made by the Lender to the Borrower under that certain bridge loan agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc., a Canadian corporation, IPSCO Finance GP, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds at the applicable Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  This Note is also entitled to the benefits of the Parent Guaranty and the Subsidiary Guaranty.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IPSCO FINANCE GP

By:

Name:

Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: [                    , ____]

To:                              Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain bridge loan agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among IPSCO Inc. (the “Company”), a Canadian corporation, IPSCO Finance GP, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

The undersigned hereby certifies as of the date hereof that he/she is the                                              of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

                1.             Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

                1.             Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date.  Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

                2.             The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Company during the accounting period covered by the attached financial statements.

                3.             A review of the activities of the Company during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Company performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

                [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

                4.             The representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement, which shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered, are true and correct in all material respects.

                5.             The financial covenant analyses and information set forth on Schedule 2 and Schedule 3 attached hereto are true and accurate on and as of the date of this Certificate.

                IN WITNESS WHEREOF, the undersigned has executed this Certificate as of [                                       ,               ].

IPSCO INC.

By:

Name:

Title:

For the Quarter/Year ended [_____________,  _____] (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

I.	Section 7.11 (a) — Consolidated Interest Coverage Ratio.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (the “Measurement Period”):

	1.	Consolidated Net Income for the Measurement Period:	$

	2.	Consolidated Interest Charges for the Measurement Period:	$

	3.	Income Tax Expense for the Measurement Period:	$

	4.	Amounts in respect non-cash expenses, depreciation and amortization for the Measurement Period:	$

	5.	Gains or losses attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business for the Measurement Period:	$

	6.	Gains resulting from the write-up of assets or losses resulting from the write-down of assets for the Measurement Period:	$

	7.	Non-cash gains, non-cash losses or other non-cash amounts that were included in such Consolidated Net Income for the Measurement Period:	$

	8.	Gains or losses on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness) for the Measurement Period:	$

	9.	Other extraordinary or non-recurring items for the Measurement Period:	$

	10.	Consolidated EBITDA (Lines I.A.1 + 2 + 3 + 4 +/— 5 +/— 6 +/— 7 +/— 8 +/—9):	$

B.	Consolidated Interest Charges for the Measurement Period:		$

C.	Consolidated Interest Coverage Ratio (Line I.A.10 ÷ Line I.B):			to 1.00

Minimum required: 2.00:1.00

II.	Section 7.11 (b) — Consolidated Indebtedness to Capitalization Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$

B.	Consolidated Shareholders’ Equity at Statement Date:	$

C.	Consolidated Capitalization at Statement Date (Line II.A + Line II.B):	$

D.	Consolidated Indebtedness to Capitalization Ratio (Line II.A ÷ Line II.D):		to 1.00

Maximum permitted:

So long as the Debt Rating of the Company is at least BBB- and Baa3 from S&P and Moody’s, respectively, in each case with at least stable outlook, greater than 0.60:1.00 and (ii) if at any time the Debt Rating of the Parent is lower than as set forth in the preceding clause (i), greater than the ratio set forth below opposite such Measurement Period:

Four Fiscal Quarters Ending	Maximum Consolidated Indebtedness to Capitalization Ratio
March 31, 2007 through December 31, 2007	0.60:1.00
March 31, 2008 through December 31, 2008	0.55:1.00
March 31, 2009 through December 31, 2009	0.50:1.00
March 31, 2010 and each fiscal quarter thereafter	0.45:1.00

For the Quarter/Year ended [___________, _____] (“Statement Date”)

SCHEDULE 3
to the Compliance Certificate
($ in 000’s)

Consolidated EBITDA
(in accordance with the definition of Consolidated EBITDA
as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+Consolidated Interest Charges
+Income Tax Expense

+amounts in respect non-cash expenses, depreciation and amortization
+/- gains or losses attributable to the sale, conversion or other Disposition of assets outside the ordinary course of business
+/- gains resulting from the write-up of assets or losses resulting from the write-down of assets
+/- non-cash gains, non-cash losses or other non-cash amounts that were included in Consolidated Net Income
+/- gains or losses on the repurchase or redemption of any securities (including in connection with the early retirement or defeasance of any Indebtedness)
+/- other extraordinary or non-recurring items
=Consolidated EBITDA

EXHIBIT D

ASSIGNMENT AND ASSUMPTION

                This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each](1) Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each](2) Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees](3) hereunder are several and not joint.](4)  Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement identified below (the “Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

                For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.             Assignor[s]:          ______________________________

(1) For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

(2) For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.

(3) Select as appropriate.

(4) Include bracketed language if there are either multiple Assignors or multiple Assignees.

                                                                                ______________________________

2.                                       Assignee[s]:         ______________________________

                                                                                ______________________________

                                                [for each Assignee, indicate [identify Lender] or [Affiliate][Approved Fund] of [identify Lender]]

3.             Borrower:               IPSCO Finance GP

4.                                       Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Agreement

5.                                       Agreement:           Bridge Loan Agreement, dated as of December 1, 2006 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time) among IPSCO Inc., a Canadian corporation, IPSCO Finance GP, the Guarantors from time to time party thereto, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent.

6.             Assigned Interest[s]:

Assignor[s]	Assignee[s]	Facility Assigned(5)	Aggregate Amount of Commitment/Loans for all Lenders(6)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans(7)	CUSIP Number

		____________	$____________	$_____________	____________%
		____________	$____________	$_____________	____________%
		____________	$____________	$_____________	____________%

[7.            Trade Date:           __________________](8)

(5) Fill in the appropriate terminology for the types of facilities under the Agreement that are being assigned under this Assignment (e.g. “Loan Commitment”, etc.).

(6) Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

(7) Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

(8) To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: [____________, _____] [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By: _____________________________

Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By: _____________________________

Title:

[Consented to and](9) Accepted:

BANK OF AMERICA, N.A., as

  Administrative Agent

By: _________________________________

               Title:

[Consented to:(10)

IPSCO INC.

By: _________________________________

              Title:]

(9) To be added only if the consent of the Administrative Agent is required pursuant to Section 11.06(b)(iii)(B) of the Agreement.

(10) To be added only if the consent of the Company is required pursuant to Section 11.06(b)(i)(B) and/or Section 11.06(b)(iii)(A) of the Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.      Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.      Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Agreement, (ii) it meets all the requirements of an Eligible Assignee under Section 11.06(b)(iii), (v), (vi)and (vii) of the Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(i)(B) or Section 11.06(b)(iii)of the Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF SUBSIDIARY GUARANTY

[To be provided]

EXHIBIT F-1

FORM OF OPINION - U.S. COUNSEL TO THE LOAN PARTIES

EXHIBIT F-2

FORM OF OPINION - CANADIAN COUNSEL TO THE LOAN PARTIES

EXHIBIT F-3

FORM OF OPINION - GENERAL COUNSEL TO THE PARENT